UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 10, 2008 (December 4, 2008)

Travelport Limited

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	333-141714 (Commission File No.)	98-0505100 (I.R.S. Employer Identification Number)

400 Interpace Parkway
Building A
Parsippany, NJ 07054
(Address of principal executive
office)

Registrant’s telephone number, including area code (973) 939-1000

N/A

(Former name or former address if changed since last
report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 4, 2008, Travelport Holdings Limited, the Company’s parent (“Holdings”), and Travelport Worldwide Limited, the parent of Holdings (“Worldwide”), entered into an amendment (the “Amendment”) to the credit agreement governing $1.1 billion of senior unsecured PIK term loans issued by Holdings in March 2007 (“Holdings Credit Agreement”) to permit Holdings to repurchase loans made under the Holdings Credit Agreement on a non-pro rata/non-par basis from persons who are not affiliates of Holdings during the 18-month period from the date of effectiveness of the Amendment.  In exchange for the ability to make such repurchases, Worldwide agreed to contribute to the common equity of Holdings $35 million and 9,120,378 shares of common stock of Orbitz Worldwide, Inc. (“Orbitz”).  Worldwide may replace any or all such shares of Orbitz with cash at a price based on a volume weighted average trading price for Orbitz shares prior to the date of the contribution.  All cash received by Holdings in the contribution must be used to repurchase loans under the Holdings Credit Agreement from persons who are not affiliates of Holdings during the repurchase period.  Any shares of Orbitz received by Holdings must be held or sold.  If Holdings sells such Orbitz shares, the net proceeds of such sale may be used to repurchase bonds of Travelport LLC, an indirect subsidiary of the Company, and/or outstanding loans under the Company’s senior credit facility.

Travelport Limited, its subsidiaries, affiliates, officers, directors and controlling stockholders (including The Blackstone Group, Technology Crossover Ventures and One Equity Partners, and each of their respective affiliates) may from time to time, depending upon market conditions, purchase debt securities or loans issued by the Company, its subsidiaries, affiliates or Orbitz Worldwide, Inc. in open market or privately negotiated transactions or by other means.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT LIMITED

By:	/s/ Eric J. Bock
Eric J. Bock Executive Vice President and General Counsel

Date: December 10, 2008